Exhibit 99.1

FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104
USA
News Release	215.299.6000
fmc.com

For Release: Immediate

Media Contact: Nicole Miller - 215.299.6791
nicole.miller@fmc.com
Investor Contact: Michael Wherley - 215.299.6543
michael.wherley@fmc.com

FMC Corporation’s Paul Graves to Speak at Credit Suisse Basic Materials Conference, Company Confirms Third Quarter and Full-Year Guidance
PHILADELPHIA, September 12, 2016 - FMC Corporation (NYSE:FMC) today announced that Paul Graves, executive vice president and chief financial officer, will speak at the Credit Suisse Basic Materials Conference in New York City on Wednesday, September 14, 2016 at 8:00 a.m. ET. A live webcast will be available on the FMC Investor Relations website.

The Company also announced that it is confirming prior guidance for the third quarter and full year 2016. For the third quarter, FMC expects adjusted earnings to be in the range of $0.53 to $0.63 per share and expects full-year adjusted EPS to be in the range of $2.60 to $2.90(1).

Pierre Brondeau, FMC president, CEO and chairman, said: “We are seeing a more stable and predictable business in Ag Solutions in Latin America, and continue to see strength in our Lithium business. The stabilization of our Ag Solutions business in Latin America is due in large part to the specific actions the company has taken over the past twelve months to reduce cost, reduce channel inventory, rationalize our portfolio and focus on price and terms. As a result, we remain confident that our earnings for the third quarter and full year will be in line with our prior guidance.”
About FMC
For more than a century, FMC Corporation has served the global agricultural, industrial and consumer markets with innovative solutions, applications and quality products. FMC acquired Cheminova in April 2015. Revenue totaled approximately $3.3 billion in 2015. FMC employs approximately 6,000 people throughout the world and operates its businesses in three segments: FMC Agricultural Solutions, FMC Health and Nutrition and FMC Lithium. For more information, visit www.FMC.com.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2015 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.
This press release contains certain “non-GAAP financial terms” which are defined on our website www.fmc.com. In addition, we have also provided on our website at www.fmc.com reconciliations of non-GAAP terms to the most directly comparable GAAP terms. Amounts in this release focus on Adjusted Earnings for all EBIT and EPS references.
(1) Although we do provide forecasts for adjusted earnings per share and adjusted cash from operations (both of which are non-GAAP financial measures), we are not able to forecast the most directly comparable measures calculated and presented in accordance with GAAP. Certain elements of the composition of the GAAP amounts are not predictable, making it impractical for us to forecast. Such elements include, but are not limited to restructuring, acquisition charges, and discontinued operations and related cash activity. As a result, no GAAP outlook is provided.

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